                       SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C.  20549


                                  SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934





                          The J. M. Smucker Company
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                                (Name of Issuer)



                             Class A Common Stock
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                         (Title of Class of Securities)


                                 832696 10 8
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                                 (Cusip Number)


                                PAUL H. SMUCKER

Check the following if a fee is being paid with this statement ___. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





                      (Continued on the following page(s))

                                 SCHEDULE 13G

 CUSIP NO. 832696 10 8                                                                 PAGE 2 OF 3 PAGES

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|   1 | NAME OF REPORTING PERSON                                                                          |
|     | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                                                 |
|     |                                                                                                   |
|     | Paul H. Smucker ####-##-####                                                                      |
|-----|---------------------------------------------------------------------------------------------------|
|   2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                        (a) [   ] |
|     |                                                                                              ---- |
|     | Not Applicable                                                                          (b) [   ] |
|     |                                                                                              ---- |
|-----|---------------------------------------------------------------------------------------------------|
|   3 | SEC USE ONLY                                                                                      |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   4 | CITIZENSHIP OR PLACE OF ORGANIZATION                                                              |
|     |                                                                                                   |
|     | U.S.A.                                                                                            |
|-------------------------------|-------|-----------------------------------------------------------------|
|            NUMBER OF          |     5 |  SOLE VOTING POWER                                              |
|                               |       |                                                                 |
|             SHARES            |       |  1,980,277                                                      |
|                               |-------|-----------------------------------------------------------------|
|          BENEFICIALLY         |     6 |  SHARED VOTING POWER                                            |
|                               |       |                                                                 |
|            OWNED BY           |       |  0                                                              |
|                               |-------|-----------------------------------------------------------------|
|              EACH             |     7 |  SOLE DISPOSITIVE POWER                                         |
|                               |       |                                                                 |
|            REPORTING          |       |  1,873,377                                                      |
|                               |       |                                                                 |
|             PERSON            |-------|-----------------------------------------------------------------|
|                               |     8 |  SHARED DISPOSITIVE POWER                                       |
|              WITH             |       |                                                                 |
|                               |       |  106,900                                                        |
|-------------------------------|-------|-----------------------------------------------------------------|
|   9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                      |
|     |                                                                                                   |
|     | 1,980,277                                                                                         |
|-----|---------------------------------------------------------------------------------------------------|
|  10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN                                     |
|     | SHARES                                                                                     [ X  ] |
|     |                                                                                              ---- |
|-----|---------------------------------------------------------------------------------------------------|
|  11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                                                 |
|     |                                                                                                   |
|     | 13.7%                                                                                             |
|-----|---------------------------------------------------------------------------------------------------|
|  12 | TYPE OF REPORTING PERSON                                                                          |
|     |                                                                                                   |
|     | IN                                                                                                |
-----------------------------------------------------------------------------------------------------------

                                                           Page 3 of 3 Pages
                                     13G
CUSIP NO. 832696 10 8

ITEM 1 (A).  NAME OF ISSUER:

             The J. M. Smucker Company
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ITEM 1 (B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

             Strawberry Lane, Orrville, Ohio 44667
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ITEM 2 (A).  NAME OF PERSON FILING:

             Paul H. Smucker
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ITEM 2 (B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE:

             Strawberry Lane, Orrville, Ohio 44667
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ITEM 2 (C).  CITIZENSHIP: U.S.A.


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ITEM 2 (D).  TITLE OF CLASS OF SECURITIES:

             Class A Common Shares
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ITEM 2 (E).  CUSIP NUMBER:

             832696 10 8
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ITEM 3.      Not Applicable

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ITEM 4.      OWNERSHIP: See Page 2, Items 5, 6, 7, 8, 9, 10, 11

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ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OR A CLASS:

             Not Applicable
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ITEM 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

             Not Applicable
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ITEM 7.      IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
             ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
             COMPANY:

             Not Applicable
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ITEM 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

             Not Applicable
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ITEM 9.      NOTICE OF DISSOLUTION OF GROUP:

             Not Applicable
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ITEM 10.     CERTIFICATION:

             Not Applicable
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Signature: After reasonable inquiry and to the best of my knowledge and belief,
           I certify that the information set forth in this statement is true, complete and correct.

Feb. 05, 1998          /s/ Paul H. Smucker
                       ----------------------------------
                       PAUL H. SMUCKER